Exhibit 2.l.2

150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200

August 20, 2018

Gladstone Investment Corporation 1521 Westbranch Drive, Suite 100 McLean, Virginia 22102

Re:	Public Offering of up to 2,990,000 Shares of 6.375% Series E Cumulative Term Preferred Stock Due 2025 of Gladstone Investment Corporation

Ladies and Gentlemen:

We have served as counsel to Gladstone Investment Corporation, a Delaware corporation (the “Company”) and a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with the registration of up to 2,990,000 shares of its 6.375% Series E Cumulative Term Preferred Stock due 2025, par value $0.001 per share (the “Shares”) (including up to 390,000 Option Securities which the underwriters in the Offering (as defined herein) have the option to purchase solely to cover overallotments), covered by the above referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are to be issued in an underwritten public offering (the “Offering”) pursuant to that certain Underwriting Agreement, dated August 14, 2018 (the “Underwriting Agreement”), by and among the Company, Gladstone Management Corporation, a Delaware corporation, Gladstone Administration, LLC, a Delaware limited liability company, and the underwriters listed on Exhibit A thereto.

In connection with our representation of the Company and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The Prospectus, dated July 13, 2018, as supplemented by a Prospectus Supplement, dated August 14, 2018 (the “Prospectus Supplement”), in each case filed with the Commission pursuant to Rule 497 of the General Rules and Regulations promulgated under the 1933 Act;

3. The amended and restated certificate of incorporation of the Company, including, without limitation the Certificate of Designation relating to the Shares, certified by the Secretary of State of the State of Delaware dated as of August 15, 2018, reflecting its filing date of August 15, 2018;

4. The amended and restated bylaws of the Company, as amended, certified as of the date hereof by an officer of the Company;

Gladstone Investment Corporation

August 20, 2018

5. The Underwriting Agreement;

6. A certificate of the Secretary of State of the State of Delaware as to the good standing of the Company, dated as of a recent date;

7. Resolutions adopted by the Board of Directors of the Company and a duly authorized committee thereof relating to, among other matters, (a) the authorization of the sale, issuance and registration of the Shares (the “Resolutions”), and (b) the execution, delivery and performance by the Company of the Underwriting Agreement certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

Gladstone Investment Corporation

August 20, 2018

1. The Company is a corporation duly incorporated under the Delaware General Corporation Law and is in good standing and has a legal corporate existence with the Secretary of State of the State of Delaware.

2. The issuance of the Shares has been duly authorized and, when and to the extent issued against payment therefor in accordance with the Registration Statement, the Prospectus Supplement, the Underwriting Agreement and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the Delaware General Corporation Law and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws or the 1940 Act, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Delaware, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. This opinion is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Sincerely,

/s/ Bass, Berry & Sims PLC